Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 9, 2006 accompanying the statement of net assets available for benefits of Rollins 401(k) Plan on Form 11-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Rollins, Inc. on Forms S-8 (File No. 33-47528, effective date April 29, 1992 and File No. 33-26056, effective date December 13, 1988 and File No. 333-143692, effective date June 13, 2007).

/s/ Grant Thornton LLP
Atlanta, Georgia

June 21, 2007